February 1, 1999


Ideal Management Inc.
14016 90 A Avenue
Edmonton, ALBERTA


Dear Sirs:

This will confirm our agreement with your company that you will provide general management services to Micron Enviro Systems Inc., including office management, coordination of accounting and legal services, para legal services, contract negotiation and drafting, and communication with shareholders. This service will be provided by your personnel specifically, Rodney Hope.

For this service, you will be paid a monthly fee of C$3,500 and such expenses as are incurred and as approved by the Board of Directors.

This agreement and service may be terminated at anytime by Micron Enviro Systems Inc., upon 7 days notice in writing with or without cause,

Please confirm your acceptance of the above by placing your signature at the bottom as provided.

Yours truly,
per Micron Enviro Systems Inc.

/s/ Rodney M. Hope
Rodney M. Hope
President

Ideal Management Inc., does hereby agree to the foregoing terms this 1st day of February, 1999.

                           /s/ [ILLEGIBLE]

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